Exhibit 23.2
[Letterhead of UHY Mann Frankfort Stein & Lipp CPAs, LLP]
CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP
INDEPENDENT AUDITORS
     We consent to the use in the Form 8-K/A of Allis-Chalmers Energy Inc. dated July 17, 2006 of our report dated March 10, 2006, except for Note J, as to which the date is July 14, 2006, with respect to the financial statements of Specialty Rental Tools, Inc. as of and for the years ended December 31, 2005, 2004 and 2003.
/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
July 17, 2006